EXHIBIT 99.1


   S3 EXPECTS TO RESTATE REVENUES FROM PRIOR QUARTERS; DISCOVERS ERRORS IN ITS
                          TIMING OF REVENUE RECOGNITION


         SANTA CLARA, CA -- November 3, 1997 -- S3 Incorporated (Nasdaq: SIII) said today that the company has uncovered material errors in the timing of its recognition of sales to several international distributors and consequently expects to restate its revenues downward for prior quarters by a cumulative total of between $40 million and $70 million. The Company currently expects the resulting net income effect for those quarters to be a cumulative decrease of 14 cents to 29 cents per share.

         According to S3's accounting policies, which S3 does not believe have been fully adhered to, the company defers recognition of revenue on all sales to distributors until the product is actually sold by each distributor to its end customers.

         "We are currently implementing measures to ensure that this type of error will not recur," said Gary Johnson, S3's president and CEO. "The inventory at our distributors' locations today consists largely of S3's 2D and 3D mainstream products. Based on the rates at which this existing inventory is expected to move through the channel, we expect the bulk of the revenue from that existing inventory to be recognized during the fourth quarter of 1997. Any new shipments into the channel during, and subsequent to, the fourth quarter of 1997 will be recognized during the quarter in which those products move off the distributors' shelves in line with company policy."

         Walt Amaral, S3's recently appointed chief financial officer and senior vice president of finance said, "We have initiated tighter monitoring and control procedures to ensure strict compliance with our revenue recognition policy moving forward."

         The audit committee of the Company's board of directors, which consists entirely of outside directors, and the company's management and independent auditors, are in the process of reviewing and resolving the revenue recognition matters raised by the company's review, to date. The company expects the release of additional and more definitive information concurrent with the filing of its third quarter Form 10Q.

About S3 Incorporated

         S3 Incorporated, founded in 1989 with headquarters in Santa Clara, California, is the world's largest supplier of multimedia acceleration hardware and its associated software*. S3 is committed to applying its expertise in audio, video and graphics acceleration to create innovative and affordable products for the home, desktop and mobile markets. The company's vision for the future is to also bring a rich, consumer electronics-type experience to PC users -- integrating the best available consumer multimedia technologies into the mainstream PC platform.

         Except for historical information contained herein, the matters set forth in this press release, such as statements relating to the extent of, and periods subject to, the company's possible restatement and the rates at which existing inventory will move through the channel, are forward-looking statements that are subject to risk and uncertainties, including the impact of competitive

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products and pricing and of alternative technological advances, market acceptance of the company's and its customers' new products, and other risks detailed from time to time in S3's SEC reports, including its Annual Report on From 10-K for the year ended December 31, 1996.

         NOTE: The S3 corporate logo is a trademark of S3 Incorporated. Other marks referenced herein are the property of their respective owners. All third party quotes and product information are furnished by the respective companies.

* Source:  Mercury Research (Scottsdale, AZ)